Exhibit 99.1

Press Release

SOURCE: Park Place Entertainment Corp.

Park Place Entertainment Announces Pricing of $425 Million Senior Note Issue

LAS VEGAS—(BUSINESS WIRE)—Aug. 15, 2001—Park Place Entertainment Corp. (NYSE:PPE—news) today announced the pricing of a Rule 144A private placement of $425 million senior notes with an eight-year maturity yielding 7.5 percent.

The company intends to use the proceeds to pay down its credit facility. The closing is expected to be on Aug. 22, 2001.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135(c) of the Securities Act of 1933.

Contact:

Park Place Entertainment Corp., Las Vegas
Matt Maddox, 702/699-5269